UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549
________________________________________________________________________

                                FORM 15

        CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
       UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
               OR SUSPENSION OF DUTY TO FILE REPORTS
   UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                    Commission File Number 333-180978

                          SATUSA CORPORATION
          (Exact name of registrant as specified in its charter)


                            5348 Vegas Dr.
                         Las Vegas, NV 89108
                            (509) 995-2433
   (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)


                 Common Stock of SATUSA Corporation
        (Title of each class of securities covered by this Form)


                                None
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)         X
Rule 12g-4(a)(2)
Rule 12h-3(b)(1)(i)      X
Rule 12h-3(b)(1)(ii)

Rule 15d-6
Rule 15d-22(b)


   Approximate number of holders of record as of the certification or notice date: 42






Pursuant to the requirements of the Securities Exchange Act of 1934, SAUSA Corporation has duly caused this certification/notice to be signed on its behalf by the undersigned duly authorized person on this 18th day of October, 2019.



                           SATUSA Corporation


                           By:  /s/ Kevin Nichols
                                -----------------

                                    Kevin Nichols
                                    President & Chief Financial Officer